EXHIBIT 21

Mentor Capital, Inc. Subsidiaries

December 31, 2013 and 2012

At December 31, 2013 and 2012, the Company had the following subsidiary:

Waste Consolidators, Inc. – incorporated in the state of Colorado

5869 S. Kyrene Road, Suite #1

Tempe, AZ 85283

Waste Consolidators, Inc. (WCI) is a legacy investment in which Mentor had a 50% ownership at December 31, 2013 and 2012. This was accounted for in accordance with generally accepted accounting principles under the equity method. Based on guidelines of ASC 323 Mentor Capital did not exercise significant influence over operating and financial policies of WCI. In addition, WCI did not qualify for consolidation as a variable interest entity under the guidelines of ASC 810-10. See description in Item 2 of Form 10.

September 30, 2014

At September 30, 2014, the Company had the following subsidiaries:

Waste Consolidators, Inc. – incorporated in the state of Colorado

5869 S. Kyrene Road, Suite #1

Tempe, AZ 85283

Effective January 1, 2014, Mentor purchased an additional 1% interest in WCI for $25,000 which resulted in a 51% ownership in WCI. In addition, Mentor became involved in the financial reporting for WCI and is believed to have significant influence in 2014. At December 31, 2013, Mentor’s investment in WCI was recorded under the equity method. In accordance with Accounting Standard Codification 810-10, Consolidation – Overall, on January 1, 2014 Mentor remeasured its previously held equity interest at the acquisition-date fair value and recognized the resulting gain on investment in subsidiary, see Note 14. WCI is a legacy investment that is included in the consolidated financial statements for the three and nine months ended September 30, 2014 and is reported as an investment under the equity method at December 31, 2013 and the three and nine months ended September 30, 2013.

MicroCannaBiz, LLC – organized in the state of Florida.

204 37th Avenue North, Suite 401

St. Petersburg, FL 33704

On February 18, 2014, the Company signed an agreement to purchase a 51% interest in MicroCannaBiz (“MCB”), a development stage company, for $200,000. MCB provides cannabis and marijuana related private companies, investors and microcap issuers with information resources including client company specific publications, directories, and continuing education courses. MCB began operations in June 2014 and is not material to the financial statements.